Exhibit 99.2

PART II

ITEM 6. SELECTED FINANCIAL DATA

The selected consolidated financial data should be read in conjunction with “Item 7- Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8 - Financial Statements and Supplementary Data” and the other financial information included elsewhere herein.

	For the years ended June 30,
	2009 (1)	2008 (1)	2007 (1)	2006 (2)	2005 (3)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$30,423	$32,996	$28,655	$25,327	$23,859
(Loss) income from continuing operations attributable to News Corporation stockholders	(3,378)	5,387	3,426	2,812	2,128
Net (loss) income attributable to News Corporation stockholders	(3,378)	5,387	3,426	2,314	2,128

Basic (loss) income from continuing operations attributable to News Corporation stockholders per share: (4)(5)	$(1.29)	$1.82
Class A			$1.14	$0.92	$0.74
Class B			$0.95	$0.77	$0.62

Diluted (loss) income from continuing operations attributable to News Corporation stockholders per share: (4)(5)	$(1.29)	$1.81
Class A			$1.14	$0.92	$0.73
Class B			$0.95	$0.77	$0.61

Basic (loss) earnings attributable to News Corporation stockholders per share:(4)(5)	$(1.29)	$1.82
Class A			$1.14	$0.76	$0.74
Class B			$0.95	$0.63	$0.62

Diluted (loss) earnings attributable to News Corporation stockholders per share:(4)(5)	$(1.29)	$1.81
Class A			$1.14	$0.76	$0.73
Class B			$0.95	$0.63	$0.61

Cash dividend per share:(4)(5)(6)	$0.12
Class A		$0.12	$0.12	$0.13	$0.10
Class B		$0.11	$0.10	$0.13	$0.04

	As of June 30,
	2009	2008	2007	2006	2005
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$6,540	$4,662	$7,654	$5,783	$6,470
Total assets	53,121	62,308	62,343	56,649	54,692
Borrowings	14,289	13,511	12,502	11,427	10,999

(1)

See Notes 2, 3, 4, 6, 9 and 24 to the Consolidated Financial Statements of News Corporation for information with respect to significant acquisitions, disposals, changes in accounting, impairment charges, restructuring charges and other transactions during fiscal 2009, 2008 and 2007.

(2)

Fiscal 2006 results included the dispositions of TSL Education Ltd. and Sky Radio Limited. The Company recorded gains totaling approximately $515 million on these transactions, which were included in gain on disposition of discontinued operations in the consolidated statements of operations for the fiscal year ended June 30, 2006. In addition, the Company adopted Emerging Issues Task Force (“EITF”) Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other Than Goodwill” (“EITF D-108”) during fiscal 2006. As a result of the adoption, the Company recorded a charge of $1.6 billion ($1 billion net of tax, or ($0.33) per diluted share of

Class A Common Stock and ($0.28) per diluted share of Class B Common Stock) in fiscal 2006, to reduce the intangible balances attributable to its television station licenses.
(3)

Fiscal 2005 results included the Company’s acquisition of the remaining non-controlling interest in Fox Entertainment Group, Inc. by issuing approximately 357 million shares of the Company’s Class A Common Stock, valued at approximately $6.3 billion. Fiscal 2005 also included the acquisition of the approximate 58% interest in Queensland Press Pty Limited the Company did not already own through the acquisition of the Cruden Group of companies (the “Cruden Group”). The consideration for the acquisition of the Cruden Group was the issuance of approximately 61 million shares of the Company’s Class B Common Stock, valued at approximately $1.0 billion and the assumption of approximately $400 million of debt.

(4)

Basic and diluted earnings from continuing operations attributable to News Corporation stockholders per share, basic and diluted earnings attributable to News Corporation stockholders per share and cash dividend per share reflect per share amounts based on the adjusted share amounts to reflect the November 12, 2004 one-for-two share exchange in the reincorporation of News Corporation.

(5)

Shares of the Class A Common Stock carried rights to a greater dividend than shares of the Class B Common Stock through fiscal 2007. As such, for the periods through fiscal 2007, net income available to the Company’s stockholders was allocated between shares of Class A Common Stock and Class B Common Stock. The allocation between these classes of common stock was based upon the two-class method. Subsequent to the final fiscal 2007 dividend payment, shares of Class A Common Stock ceased to carry any rights to a greater dividend than shares of Class B Common Stock. See Notes 2 and 20 to the Consolidated Financial Statements of News Corporation for further discussion.

(6)

The Company’s Board of Directors (the “Board”) currently declares an interim and final dividend each fiscal year. The final dividend is determined by the Board subsequent to the fiscal year end. The total dividends declared related to both fiscal 2009 and fiscal 2008 results were $0.12 per share of Class A Common Stock and Class B Common Stock.